Exhibit 99.1

American Spectrum Realty Announces No Major Damage to Houston Properties Due to Hurricane Ike

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, announced today that its Houston area properties sustained no major damage due to Hurricane Ike.

The Company’s main concentration of properties in the Houston area is located on the west side, which was the weak side of the storm. The damage that was sustained consisted primarily of broken awnings, broken windows, downed trees and water leaks. The City of Houston utility companies have restored power to one-third of the Company’s properties in the Houston area, including the Company’s corporate office. The Company expects insurance to cover the majority of the damages caused by the storm (except for the deductible).

William J. Carden, President and CEO, stated, “So many residents of the Houston area are dealing with flooding and significant damage to their homes and businesses. While we are pleased that our buildings were not materially damaged by Hurricane Ike, we are more relieved that our employees and tenants are all safe and sound.”

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO